Exhibit 1

Stratus Technologies Bermuda Holdings Ltd. Cumberland House, 9th Floor One Victoria Street Hamilton HM 11, Bermuda

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Stratus Technologies Announces Conference Call for

FY2012 Fourth Quarter Financial Results

HAMILTON, BERMUDA, April 20, 2012 — Stratus Technologies Bermuda Holdings Ltd. (together with its consolidated subsidiaries, “Stratus” or the “Company”), a global provider of uptime assurance today announced that it will release financial results for its fourth quarter ended February 26, 2012 on Tuesday, April 24, 2012 at 8:30 a.m. Eastern Time. A conference call will be held on the same day, April 24, 2012, at 1:30 p.m. Eastern Time and may be accessed by calling 1-888-549-7880 (U.S. only) or 1-480-629-9643 with a conference ID of 4532329. A recording of this conference call will be available at 1-800-406-7325 (U.S. only) or 1-303-590-3030 with a conference ID of 4532329 for 30 days.

During the call, David C. Laurello, president and chief executive officer, and Robert C. Laufer, senior vice president and chief financial officer, will review the financial results and discuss business developments for the fiscal fourth quarter.

About Stratus

Stratus delivers uptime assurance for the applications its customers depend on most for their success. With its resilient software and hardware technologies, together with proactive availability monitoring and management, Stratus products help to save lives and to protect the business and reputations of companies, institutions, and governments the world over. To learn more about worry-free computing, visit www.stratus.com.

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Investor Relations	Press & Industry Analysts

Robert C. Laufer	Ken Donoghue
Senior Vice President, CFO	Director, Public Relations
Stratus Technologies	Stratus Technologies
978-461-7343	978-461-7269
bob.laufer@stratus.com	ken.donoghue@stratus.com

© 2012 Stratus Technologies Bermuda Ltd. All rights reserved.

Stratus® is a trademark or registered trademark of ours. All other trade names, service marks and trademarks appearing in this annual report are the property of their respective holders. Our use or display of other parties’ trade names, service marks or trademarks is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, the trade name, service mark or trademark owners.